Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 (File No. 333-233970) of C&F Financial Corporation of our reports dated February 26, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting of C&F Financial Corporation and Subsidiary, appearing in the Annual Report on Form 10-K of C&F Financial Corporation for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

October 15, 2019